Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Financial Group Announces Quarterly Dividend

Utica, N.Y., August 24, 2004 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today that its Board of Directors had declared a quarterly cash dividend of six cents ($0.06) per share on outstanding PRTR stock. The dividend is payable on September 30, 2004 to stockholders of record on September 15, 2004. This dividend amount is approximately equivalent to the $0.12 per share paid on June 30, 2004, adjusted for the 1.9502 exchange ratio related to the recently completed second step conversion.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 36 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website, www.partnerstrust.com.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive VP, COO & CFO 315-738-4993